Exhibit 10.1

LOAN AGREEMENT

(Term Loan)

This Loan Agreement (Term Loan) (the "Agreement"), dated April 1, 2015 for reference purposes only, is executed by and between Greenhill & Co., Inc., a Delaware corporation (“Borrower”), and First Republic Bank (the "Lender"), with reference to the following facts:

A.           Borrower has requested two term loans each in the original principal amount of Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00) (the "Term Loans") for an aggregate original principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00) from the Lender for the purposes set forth in this Agreement.

B.           Borrower and the Lender desire to enter into this Agreement to establish certain terms and conditions relating to the Term Loan.

C.           Prior hereto, Borrower and First Republic Bank, a Nevada corporation, predecessor-in-interest to Lender entered into that certain Loan Agreement Revolving Line of Credit dated January 31, 2006, as modified (the "Revolving Loan Agreement") pursuant to which a loan in the principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00), (as modified the "Revolving Loan") was made to Borrower. The Revolving Loan is evidenced by Borrower's Seventh Amended and Restated Promissory Note dated April 30, 2012, as modified (the "Revolving Note").

D.      Concurrently herewith Lender is also entering into a Renewal and Modification Agreement dated as of the date hereof pursuant to which, among other things, Lender shall increase the principal amount of the Revolving Loan to the principal sum of Fifty Million and 00/100ths Dollars ($50,000,000.00). (The Revolving Loan Agreement, the Renewal and Modification Agreement and all documents executed in connection therewith are referred to collectively as the “Revolving Loan Documents”.)

NOW THEREFORE, for valuable consideration, Borrower and the Lender agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following definitions:

1.1           Agreement. This Agreement, including any exhibits attached hereto ("Exhibits") and any extensions, supplements, amendments or modifications to this Agreement.

1.2           Borrower’s Application.  The written application, if any, and all financial statements and other information submitted by Borrower to the Lender in connection with the Lender’s approval of the Term Loan.

1.3           Business Day.  Any day other than a day on which commercial banks in California are authorized or required by law to close.

1.4           Collateral.  All real and personal property, if any, of Borrower or any third Person now or hereafter securing all or any part of the Obligations.

1.5           Commitment.   An amount equal to the principal face amount of each Note, as amended from time to time.

1.6           Default.  Any event which, with notice or passage of time or both, unless cured or waived, would constitute an Event of Default.

1.7           Event of Default.   As defined in Section 4.1 of this Agreement.

REV. DATE 06/00

1.8            Governmental Authorities.   (a) the United States; (b) the state, county, city or other political subdivision in which any of the Collateral is located; (c) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (d) all judicial authorities and public utilities having or exercising jurisdiction over Borrower or the Collateral.  The term “Governmental Authority” means any one of the Governmental Authorities.

1.9            Governmental Permits.   All permits, approvals, licenses, and authorizations now or hereafter issued by any Governmental Authorities for or in connection with the conduct of Borrower’s business or the ownership or use by Borrower of the Collateral or any of its other assets.

1.10           Governmental Requirements.   All existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to Borrower, the Collateral or any of Borrower’s other assets.

1.11           Guaranties.   Collectively, (a) the continuing guaranties of payment and performance and all other guaranty agreements of any kind, if any, now or hereafter executed by the Guarantors, and all extensions, renewals, modifications and replacements of any or all of such documents; and (b) any pledge of or grant of security interest in any certificate of deposit, account, stock, securities, bonds, or other property or asset of any kind, if any, now or hereafter executed by any third Person to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents (collectively, the “Third Party Pledge Agreements”).

1.12           Guarantors.   Collectively, (a) the Person or Persons, if any, now or hereafter guaranteeing payment of the Note or payment or performance of any or all of the other Obligations, including the Persons, if any, identified as guarantors in the Loan Schedule; and (b) the Person or Persons, if any, now or hereafter entering into any of the Third Party Pledge Agreements to secure any or all of the Obligations.

1.13           Loan Closing.   The date on which all or any part of the proceeds of the Term Loan are initially disbursed by the Lender to or for the benefit of Borrower.

1.14           Loan Schedule.   The Loan Schedule attached to this Agreement as Exhibit A.

1.15           Maturity Date.   The stated maturity date of the Note.

1.16           Note.   Collectively, (a) the promissory notes dated the same date as this Agreement executed by Borrower evidencing the Term Loans and all extensions, renewals, modifications and replacements of such promissory notes; and (b) any additional note or notes now or hereafter executed by Borrower in favor of the Lender which specifically recite that they arise out of this Agreement, and (c) all extensions, renewals, modifications and replacements of any or all of such note or notes.

1.17           Obligations.   All debts, obligations, and liabilities of Borrower to the Lender currently existing or hereafter made, incurred or created, whether voluntary or involuntary, and however arising or evidenced, whether direct or acquired by the Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether under this Agreement, the Notes, any of the other Term Loan Documents, or otherwise, and whether Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all reasonable attorneys’ fees and costs now or hereafter payable by Borrower to the Lender under the Term Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not secure and the term “Obligations” shall not include, any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless the Lender and Borrower shall otherwise agree in a separate written agreement.

1.18           Permitted Liens.  (i) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, (ii) any lien granted in favor of Lender under or in respect of the Revolving Loan Documents and (ii) any other liens or encumbrances agreed to in writing by Lender.

1.19           Person.   Any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, trustee, or Governmental Authority.

1.20           Personal Property Security Agreements.   Collectively, any and all personal security agreements, pledge agreements, and Third Party Pledge Agreements, if any, now or hereafter executed by Borrower or any other Person pursuant to which Borrower or such Person grants a personal property security interest to the Lender to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.21           Qualified Assignee.  (a) any affiliate of the Lender and (b) any commercial bank, investment bank, trust company,  or insurance company or other Person in the business of purchasing loans, provided that no Person  proposed to become a Lender to be acting in the capacity of a private equity firm, hedge fund, business development company, or similar entity shall be a Qualified Assignee.

1.22           Real Property Security Instruments.   Collectively, any and all deeds of trust and mortgages, if any, now or hereafter executed by Borrower or any other Person pursuant to which Borrower or such Person grants a lien on real property to the Lender to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.23           Security Agreements.   Collectively, the Personal Property Security Agreements and Real Property Security Instruments.

1.24           Term Loan Documents.   The Note, Security Agreements, Guaranties, this Agreement, all other documents now or hereafter executed by Borrower and any of the Guarantors, respectively, and delivered to the Lender at the Lender's request in connection with the Term Loan, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.25           Term Loan Fee.   The Term Loan fee specified in Section 4 of the Loan Schedule which shall be payable by Borrower to the Lender prior to or on the Loan Closing.

1.26           Other Terms.   All accounting terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in accordance with generally accepted accounting principles, consistently applied.

ARTICLE 2

DISBURSEMENT OF LOAN PROCEEDS

2.1           Term Loans.   The Lender agrees, on the terms and conditions contained in this Agreement and the other Term Loan Documents, to make two term loans to Borrower in the aggregate original principal amount of Forty-five Million and 00/100 Dollars ($45,000,000.00).  The Term Loan shall be advanced on the Loan Closing and shall be evidenced by and repaid with interest in accordance with the terms and conditions of the Notes.

2.2           Use of Loan Proceeds.   All Term Loan proceeds received by Borrower shall be used by Borrower solely for payment of those costs, charges, and other items shown in the Loan Disbursement Instructions executed by Borrower in connection with the Term Loan, general working capital purposes in the ordinary course of Borrower's business, and any other use specified in the Loan Disbursement Instructions.  The Lender shall have no obligation to monitor or verify the use or application of any Term Loan proceeds disbursed by the Lender.  Borrower shall not, directly or indirectly, use all or any part of the Term Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the "Board of Governors") or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by the Lender, in its discretion.

2.3           Initial Term Loan Fee.  Concurrently with or prior to the Loan Closing, Borrower shall pay to the Lender the Term Loan Fee specified in the Loan Schedule.  The entire Term Loan Fee shall be deemed to be fully earned by the Lender as of the Loan Closing, and no part of the Term Loan Fee shall be refundable to Borrower, whether or not the principal balance of the Term Loan is prepaid prior to the Maturity Date.

2.4           Reliance by Lender.   The Lender may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to the Lender in connection with the Term Loan are true and correct, and the Lender shall be entitled to rely thereon, without investigation or inquiry of any kind by the Lender, in disbursing the Term Loan proceeds and taking or refraining from taking any other action in connection with the Term Loan.

ARTICLE 3

BORROWER'S COVENANTS

3.1           Existence of Borrower.  If Borrower is a corporation or other form of entity, Borrower shall maintain its existence in good standing under the laws of the state in which it is organized and maintain its qualification as a foreign entity in good standing in each jurisdiction in which the nature of its business requires qualification as a foreign entity and where the failure to qualify would have a material adverse effect on Borrower's business.

3.2           Books and Records; Inspections by Lender.   Borrower shall keep and maintain complete and accurate books and records relating to its business at its principal place of business.  The Lender shall have access to such books and records at all reasonable times upon not less than five (5) Business Days prior written notice to Borrower for the purposes of examination, inspection, verification, copying and for any other reasonable purpose.  Borrower authorizes the Lender, at its option but without any obligation of any kind to do so, to discuss the affairs, finances and accounts of Borrower with any of its officers and directors and with Borrower’s independent accountants and auditors, and Borrower irrevocably authorizes all accountants and auditors employed or retained by Borrower to respond to and answer all requests from the Lender for financial and other information regarding Borrower.    Borrower waives the benefit of any accountant-client privilege or other evidentiary privilege precluding or limiting the disclosure or delivery of any of its books and records to the Lender (except that Borrower does not waive any attorney-client privilege).

3.3           Reports.  Without limiting any of the other terms of the Term Loan Documents, from time to time within ten (10) Business Days after the Lender's written reasonable request to Borrower, Borrower shall deliver to the Lender such reports and information available to Borrower concerning the business, financial condition and affairs of Borrower and each Guarantor as the Lender may reasonably request.

3.4           Payment of Obligations; Compliance with Financial Covenants.  Borrower shall pay all of its indebtedness under the Note and pay and perform all of its other Obligations under the Term Loan Documents as and when the same become due.  Without limiting the generality of the immediately preceding sentence, Borrower shall comply with all of the financial covenants, if any, contained in Exhibit B (the “Financial Covenants”) and the other terms set forth in the Exhibit B.

3.5           Notice of Material Adverse Changes.   Borrower shall immediately notify the Lender in writing of (a) any known material adverse change in the financial condition of Borrower or any Guarantor; (b) any known material adverse change in the Collateral; (c) any known claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim or claims which, individually or in the aggregate, may cause or result in a material adverse change in the financial condition or business of Borrower or any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted; and (d) any occurrence which could result in an Event of Default.

3.6           Further Assurances.  Upon the Lender's request, Borrower shall execute and deliver to the Lender such further documents and agreements, in form and substance reasonably satisfactory to the Lender, as the Lender may reasonably require to effectuate the terms of this Agreement and each of the other Term Loan Documents.

3.7           Claims.  Borrower shall pay when due all claims which, if unpaid, might become a lien or charge on any or all of the properties or assets of Borrower.

3.8           Taxes.  Borrower shall pay when due all foreign, federal, state and local taxes, assessments, and governmental charges now or hereafter levied upon or against Borrower or any of its properties or assets, including all income, franchise, personal property, real property, excise, withholding, sales and use taxes.

3.9           Contest.  Borrower shall have the right to contest the payment of any tax, assessment, charge or claim referred to in Section 3.7 or 3.8 above, provided that (a) appropriate contest proceedings are promptly and in good faith commenced and diligently prosecuted by Borrower; (b) a bond is posted or other appropriate action reasonably acceptable to the Lender is taken to prevent such tax, assessment, charge or claim from becoming a lien on the properties and assets of Borrower; and (c) Borrower notifies the Lender in writing of the commencement of, and any material development in, such proceedings.

3.10           Pension Plans.  Borrower shall pay all amounts necessary to fund all of its present and future employee benefit plans in accordance with their terms, and Borrower shall not permit the occurrence of any event with respect to any such plan which would result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or any other Governmental Authority.

3.11           Insurance.  Borrower shall maintain insurance against such risks and liabilities, in such forms, and for such amounts as are customarily maintained by entities engaged in the same or similar businesses and similarly situated.  The form and substance of all such insurance policies shall be reasonably acceptable to the Lender.  Such insurance shall be maintained with financially sound and reputable insurers reasonably acceptable to the Lender.  Upon the Lender's request, Borrower shall provide the Lender with evidence satisfactory to the Lender regarding the maintenance of the insurance required by this Section, including proof of premium payments and copies of insurance policies, certificates of insurance, and endorsements.  If Borrower fails to provide or pay for any policies of insurance required by this Section, the Lender, at its option and in its discretion acting reasonably, but without any obligation of any kind to do so, shall have the right to obtain the same at Borrower's expense.

3.12           Maintenance of Properties.  Borrower shall maintain its properties in good condition and repair, normal depreciation excepted.

3.13           Licenses.  Borrower shall maintain all Governmental Permits necessary for the ownership of its properties and the conduct of its businesses.

3.14           Compliance with Applicable Laws.   Borrower shall at all times comply with and keep in effect all Governmental Permits relating to Borrower, the Collateral, and Borrower’s other assets.  Borrower shall at all times comply with, (a) all Governmental Requirements in all material respects; (b) all known requirements and orders of all judicial authorities which have jurisdiction over Borrower or the Collateral; and (c) all organizational documents  of the Borrower.

3.15           Place of Business; Borrower’s Name.  Borrower shall give the Lender at least thirty (30) days prior written notice of any change in the location of Borrower's chief executive office.  Borrower shall give the Lender not less than thirty (30) days prior written notice before changing its name or doing business under any other name.

3.16           Other Financial Information.  Borrower shall deliver to Lender, or cause to be delivered to Lender, the financial information regarding Borrower and/or Guarantor(s), if any, set forth in Exhibit B and such other financial information regarding Borrower and/or Guarantor(s), if any, as Lender may reasonably request from time to time.  Lender may review such financial information at any time, notwithstanding any measurement or validation period set forth in the covenants listed in Exhibit B.

ARTICLE 4

DEFAULT AND REMEDIES

4.1           Events of Default.   The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, at the option of the Lender if not cured or waived within ten (10) days of such event (or within such longer cure period set forth in this Section 4.1):

(a)           Payment of Note and Other Monetary Obligations.   If Borrower fails to pay any of its indebtedness or monetary obligations under the Note or under the other Term Loan within fifteen (15) days after the date on which such indebtedness or monetary obligation is due; provided, however, that the fifteen (15) day grace period contained in this Section 4.1(a) shall not apply to Borrower’s obligation to pay the outstanding principal balance and all accrued but unpaid interest under the Note on the Maturity Date of the Note;

(b)           Failure to Comply with Financial Covenants, Permit Inspections, or to Perform Certain Non-Monetary Obligations Under Other Term Loan Documents.   If (i) Borrower fails to comply with any or all of the Financial Covenants, if any; (ii) Borrower fails to permit any inspection the Collateral or any of  Borrower’s books and records in accordance with the terms of the Term Loan Documents; or (iii) Borrower breaches any of its non-monetary obligations to the Lender under any of the Term Loan Documents or under any other document with Lender, which breach is not reasonably susceptible to being cured by Borrower;

(c)           Performance of Non-Monetary Obligations Under Other Term Loan Documents Which are Curable.   If (i) Borrower fails to perform any of its non-monetary obligations to the Lender (other than those set forth in Section 4.1(b) above) under any of the Term Loan Documents or under any other document with Lender when due; and (ii) if such non-monetary obligation is reasonably susceptible to being cured by Borrower, Borrower fails to diligently complete a cure of its breach of such non-monetary obligation as soon as reasonably practicable after written notice by the Lender to Borrower setting forth such non-monetary breach, but in any event within thirty (30) days after such notice is given; provided, however, that the thirty (30) day cure period contained in this Section 4.1(c) shall not be deemed to apply if Borrower commits more than two (2) such non-monetary breaches within any twelve (12) calendar month period.  Without limiting any of the terms of this Section 4.1(c), the cure provision contained in this Section 4.1(c) (the “Cure Provision”) shall not apply with respect to Borrower’s failure to comply with the Financial Covenants or Borrower’s breach of any non-monetary obligation of Borrower that is not reasonably susceptible to being cured by Borrower, including any transfer of the Collateral in violation of the terms of the Term Loan Documents.  Notwithstanding anything to the contrary contained in this Section 4.1(c) or Section 4.1(a) above, if Borrower breaches any of the terms of the Term Loan Documents, and if the Lender, in its reasonable discretion, determines that such breach impairs the Lender’s security for the Term Loan, the Lender, immediately upon the occurrence of any such breach, shall have the right to take such actions and exercise such remedies under the Term Loan Documents as the Lender may in good faith determine to be reasonably necessary or appropriate to avoid such impairment;

(d)           Misrepresentation.   If any request, statement, information, certification, representation, or warranty, whether written or oral, submitted or made by Borrower to the Lender in connection with the Term Loan or any other extension of credit by the Lender to Borrower, now or in the future, is false or misleading in any material respect;

(e)           Insolvency of Borrower.   If (i) a petition is filed by or against Borrower under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law; (ii) a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed to take possession of Borrower, the Collateral, or any material part of Borrower’s other assets, or Borrower consents to such appointment; (iii) Borrower makes an assignment for the benefit of creditors; or (iv) Borrower takes any action in furtherance of any of the foregoing; provided, however, that Borrower shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee, custodian, or sequestrator to be discharged.  The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure provisions contained in the Term Loan Documents;

(f)           Insolvency of Other Persons.   If any of the events specified in clauses (i) through (v) of Section 4.1(e) above occurs with respect to any Guarantor (with the same cure periods), as if such Guarantor were the Borrower described therein;

(g)           Performance of Obligations to Third Persons.   If (i) Borrower fails to pay any of its indebtedness or to perform any of its obligations when due under any document between Borrower and any other Person who holds a lien on the Collateral that is senior to the lien held by the Lender in the Collateral and fails to cure such breach within any applicable cure period under such document; or (ii) Borrower fails to pay any of its indebtedness or to perform any of its obligations when due under any other material document between Borrower and any other Person, provided the Lender reasonably determines that such failure has an actual or potential material adverse effect on the Collateral or Borrower's ability to perform any or all of the Obligations.  Nothing contained in this Section constitutes or shall be construed as the Lender’s consent to any lien being placed on the Collateral, other than the Permitted Liens;

(h)           Attachment.   If all or any material part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or levied upon by any court process and Borrower fails to cause such attachment, seizure, writ or levy to be fully released or removed within sixty (60) days after the occurrence of such event.  The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Term Loan Documents;

(i)           Injunctions.   If a court order is entered against Borrower or any Guarantor enjoining the conduct of all or part of such Person's business and Borrower fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered.  The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Term Loan Documents;

(j)           Dissolution.   If Borrower or any Guarantor is a corporation, partnership, limited liability company, trust or other entity, the dissolution, liquidation, or termination of existence of such Person;

(k)           Transfers of Interests.   If Borrower is a corporation, partnership, limited liability company, or other entity, the sale or transfer of an aggregate of more than twenty-five percent (25%) of the beneficial interests in Borrower without the Lender’s prior written consent;

(l)           Death; Incompetence.   If Borrower or any Guarantor is an individual, the death of such Person or judicial determination that such person is mentally incompetent, except where applicable law limits or prohibits the Lender's declaration of a default based on such occurrences; provided, however, that the Lender shall not declare an Event of Default to exist based solely on the death or mental incompetence of any individual Guarantor if, within forty-five (45) days after the occurrence of such event, Borrower causes a substitute guarantor to execute and deliver to the Lender a continuing guaranty in the form previously executed by the affected Guarantor, and the Lender in its discretion determines that such substitute guarantor’s financial condition is comparable to that of the affected Guarantor and that such substitute Guarantor is otherwise reasonably acceptable to the Lender;

(m)           Impairment of Security Interest or Lender’s Rights.   If (i) the validity or priority of the Lender's security interest in the Collateral is materially impaired for any reason; or (ii) the value of the Collateral has materially deteriorated, declined or depreciated as a result of any intentional act or omission by Borrower; or (iii) the Lender, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event affecting Borrower, or any Guarantor or the Collateral prior to the Loan Closing of which Lender had no actual knowledge as of the Loan Closing or because of the occurrence of such an event on or subsequent to the Loan Closing;

(n)           Default by Guarantors.   If any Guarantor fails to pay any of its indebtedness or perform any of its obligations under any of the Guaranties when due or the revocation, limitation or termination or attempted revocation, limitation or termination of any of the obligations of any Guarantor under any of the Guaranties;

(o)           Misrepresentation by Guarantors.   If any request, statement, information, certification, representation, or warranty, whether written or oral, submitted or made by any Guarantor to the Lender in connection with the Term Loan or any other extension of credit by the Lender to Borrower or such Guarantor, now or in the future, is false or misleading in any material respect.

(p)           Material Adverse Change.   If there is a material adverse change in Borrower's financial condition as represented to the Lender in connection with the Lender's approval of the Term Loan and the Lender reasonably determines that such change materially impairs Borrower’s ability to perform any or all of the Obligations.

(q)           Cross-Default.  If any Event of Default has occurred and is continuing under the Revolving Loan Agreement or under the Revolving Loan or under any Revolving Loan Documents.

4.2           Remedies.   If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, the Lender shall have the right to do any or all of the following:

(a)           Acceleration.   The Lender shall have the right to declare any or all of the Obligations to be immediately due and payable, including the entire principal amount and all accrued but unpaid interest under the Note, and notwithstanding the Maturity Date of the Note, such Obligations shall thereupon be immediately due and payable;

(b)           Remedies Under Other Term Loan Documents.   The Lender may exercise any or all rights and remedies which the Lender may have under any or all of the Term Loan Documents and applicable law;

(c)           Discontinuation of Disbursements.   The Lender may discontinue or withhold any or all advances of the Term Loan proceeds; and

(d)           Discontinuation of Other Extensions of Credit.   The Lender may discontinue advancing money or extending credit to or for the benefit of Borrower in connection with any other document between the Lender and Borrower.

(e)           Foreclosure on Collateral.  To the extent a lien is granted on any Collateral, Lender shall not be obligated to foreclose on the Collateral or any part thereof to collect any part of the Obligations secured by such Collateral.  To the extent that any Collateral which secures the Obligations under this Agreement should also secure the obligations owed under the Revolving Loan, Lender may foreclose upon such Collateral and apply any and all proceeds toward the obligations owed under the Revolving Loan ahead of applying the proceeds to the Obligations.

ARTICLE 5

WARRANTIES AND REPRESENTATIONS

5.1           Borrower's Warranties and Representations.   As a material inducement to the Lender's extension of credit to Borrower in connection with the Term Loan, Borrower warrants and represents to the Lender as follows:

(a)           Existence.   If Borrower is a corporation, partnership, limited liability company, trust, or other form of entity, Borrower is duly organized, validly existing and in good standing under the laws of the state in which Borrower is organized, and Borrower is qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign entity and where the failure to so qualify would have a material adverse effect on Borrower’s business.

(b)           Authority to Own Assets.  Borrower has the full power and authority to own its assets and to transact the business in which it is now engaged.

(c)           Authority to Execute Term Loan Documents.  Borrower has the full power and authority to execute, deliver and perform its obligations under the Term Loan Documents, and the execution, delivery and performance of the Term Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Borrower.  The Person or Persons signing the Term Loan Documents on behalf of Borrower are duly authorized to execute the Term Loan Documents and all other documents necessary to consummate the Term Loan on behalf of Borrower.

(d)           Valid Obligations.  The Term Loan Documents are legal, valid and binding obligations of Borrower and the Guarantors, as applicable, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally).

(e)           No Consents Required.  No consent of any other Person and no consent, approval, authorization or other action by or filing with any Governmental Authority not previously obtained by Borrower is required in connection with the execution, delivery and performance of the Term Loan Documents by Borrower.

(f)           Chief Executive Office.  Borrower's chief executive office is located at the address set forth in Borrower's Application.

(g)           Borrower's Name.  Borrower has set forth above its full and correct name, and Borrower does not use any other names or tradenames, except for the tradenames disclosed in Borrower's Application.

(h)           No Violations.  The execution, delivery and performance of the Term Loan Documents and compliance with their respective terms will not conflict with or result in a material violation or material breach of any of the terms or conditions of any document to which Borrower is a party or by which Borrower is bound or any order or judgment of any court or Governmental Authority binding on Borrower.

(i)           Organizational Documents.  Borrower's execution, delivery and performance of the Term Loan Documents and Borrower's compliance with their respective terms (i) will not violate any Governmental Requirements applicable to Borrower; (ii) Borrower's agreement or certificate of limited partnership, if Borrower is a limited partnership; (iii) Borrower's agreement or statement of partnership, if Borrower is a general partnership; (iv) Borrower's articles of incorporation or bylaws, if Borrower is a corporation; (v) Borrower's trust agreement, if Borrower is a trust; or (vi) Borrower’s articles of organization or operating agreement, if Borrower is a limited liability company.

(j)           Tax Claims.  To the best of Borrower’s knowledge, there are no claims or adjustments proposed by any taxing authority for any of Borrower's prior tax years which could result in additional material taxes becoming due and payable by Borrower.  Borrower and each Guarantor have filed all federal, state and local tax returns required to be filed under applicable Governmental Requirements and have paid all taxes, assessments, fees, penalties, and other governmental charges that are due and payable in connection therewith.

(k)           Litigation.  To the best of Borrower’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened against or affecting Borrower or any Guarantor in any court or before any other Governmental Authority which may result, either separately or in the aggregate, in any material adverse change in the assets, properties, business, profits, or condition of Borrower or any of such Persons, nor does Borrower know of any basis for any such action, suit, proceeding or investigation.

(l)           Financial Statements.  All financial statements respecting the financial condition of Borrower which have been furnished to the Lender prior to the Loan Closing (i) are accurate and complete in all material respects as of the dates appearing thereon; (ii) present fairly the financial condition and results of operations of the Person to whom the financial statement applies as of the dates and for the periods shown on such statements; and (iii) disclose all contingent liabilities affecting the Person to whom the financial statement applies to the extent that such disclosure is required by generally accepted accounting principles.  Since the last date covered by any such statement, there has been no material adverse change in the financial condition of Borrower, and Borrower is now and at all times hereafter shall continue to be solvent.

(m)           Periodic Financial Statements.  All financial statements respecting the financial condition of Borrower hereafter delivered to the Lender by Borrower shall satisfy the requirements of clauses (i) through (iii) of Section 5.1(l) above.

(n)           Margin Stock.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, unless such use is approved in writing by the Lender or otherwise expressly contemplated by the Term Loan Documents.

(o)           Licenses and Governmental Requirements.  Neither Borrower nor any Guarantor (i) is in violation in any material respect of any Governmental Permits or Governmental Requirements to which it is subject; or (ii) has failed to obtain any Governmental Permits necessary for the ownership of its properties or the conduct of its business.

(p)           Other Facts.  All of the information set forth in Borrower’s Application is accurate and complete in all material respects.  There is no fact which Borrower has failed to disclose to the Lender in writing which (i) may materially and adversely affect the assets, properties, business, profits, or condition of Borrower, or any Guarantor; or (ii) may be necessary to disclose in order to keep the representations and warranties contained in this Section 5.1 from being misleading in any material respect.

5.2           OFAC; Patriot Act Compliance.

(a)           Borrower is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) who is on the list of Specially Designated Nationals and Blocked

Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”).

(b)           Borrower is in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56) signed into law 2001; reauthorized, extended and amended under the USA PATRIOT and Terrorism Prevention Reauthorization Act of 2005; again reauthorized, extended and amended under the USA PATRIOT Act Additional Reauthorizing Amendments Act of 2006; and again reauthorized, extended and amended under PATRIOT Sunsets Extension Act of 2011 (as hereafter reauthorized, extended and amended the “Patriot Act”).  No proceeds of the Term Loan will be used, directly or indirectly, for payments to any governmental official or employee, political party or its officials, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.3           Borrower's Warranties.  Borrower's warranties and representations set forth in Section 5.1 above shall be true and correct at the time of execution of this Agreement and as of the Loan Closing, shall survive the closing of the Term Loan, and shall remain true and correct as of the date on which such warranties and representations are given.  For purposes of this Agreement and the other Term Loan Documents, the term “to the best of Borrower’s knowledge” shall be deemed to mean to the best knowledge of Borrower after a commercially reasonable and diligent investigation, inspection and inquiry by Borrower.

ARTICLE 6

MISCELLANEOUS

6.1           Relationship of Parties.  The Lender shall not be deemed to be, nor do the Lender or Borrower intend that the Lender shall ever become, a partner, joint venturer, trustee, fiduciary, manager, controlling person, or other business associate or participant of any kind in the business or affairs of Borrower, whether as a result of the Term Loan Documents or any of the transactions contemplated by the Term Loan Documents.  In exercising its rights and remedies under the Term Loan Documents, the Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

6.2           Indemnification.  Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, legal proceedings, administrative proceedings, suits, injuries, costs, losses, debts, liens, interest, fines, charges, penalties and expenses (including reasonable attorneys', accountants', consultants', and expert witness fees and costs) of every kind and nature (collectively, the "Claims") arising out of or relating to any or all of the following:  (i) Borrower's breach of any of its Obligations or warranties under the Term Loan Documents; (ii) any act or omission by Borrower or any of its employees or agents; (iii) Borrower's use of the Collateral or any other activity or thing allowed or suffered by Borrower to be done on or about the any of Borrower’s properties; and (iv) any claims for commissions, finder's fees or brokerage fees arising out of the Term Loan or the transactions contemplated by the Term Loan Documents, if such claim is based on any act, omission or agreement by Borrower or any affiliate of the Borrower.  Notwithstanding anything to the contrary contained in this Section, Borrower shall not be obligated to indemnify any Indemnified Party for any liabilities resulting solely from (a) the gross negligence, willful misconduct or intentional tortious conduct of such Indemnified Party which such Indemnified Party is determined by the final judgment of a court of competent jurisdiction to have committed or (b) a claim brought by the Borrower against an Indemnified Party for a material breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Term Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.  Borrower's obligation to indemnify the Indemnified Parties under this Section 6.2 shall survive the cancellation of the Note and the release of the Lender’s security interests under the Security Agreements.

6.3           Power of Attorney.   Borrower irrevocably appoints the Lender, with full power of substitution, as Borrower's attorney-in-fact, coupled with an interest, with full power, in the Lender's own name or in the name of Borrower to sign, record and file all documents referred to in Section 3.6 above.  The Lender shall have the right to exercise the power of attorney granted in this Section directly or to delegate all or part of such power to one or more agents of the Lender.  Nothing contained in the Term Loan Documents shall be construed to obligate the Lender to act on behalf of Borrower as attorney-in-fact.

6.4           Actions.   Whether or not an Event of Default has occurred, the Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Lender determines may affect (a) the Collateral; (b) Borrower's or the Lender's respective rights or obligations under the Term Loan Documents; (c) the Term Loan; or (d) the disbursement of any proceeds of the Term Loan.  Whether or not an Event of Default has occurred, the Lender shall at all times have the right to take any or all actions which the Lender determines to be necessary or appropriate to protect the Lender's interest in connection with the Term Loan.

6.5           Attorneys' Fees and Costs and Other Expenses.  Upon Lender’s demand, Borrower shall reimburse Lender for all reasonable attorney’s fees and costs, incurred by Lender in connection with the exercise of any or all of Lender’s rights and remedies under this Agreement and the other Term Loan Documents; the enforcement of any of all Obligations, whether or not any legal proceedings are instituted by Lender; or the defense of any action or proceeding by Borrower or any other Person relating to the Term Loan (“Attorneys’ Fee”).  Without limiting the generality of the immediately preceding sentence, such Attorneys’ Fee cost shall include all reasonable attorneys’ fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any Guarantor which in any way affects Lender’s exercise of its rights and remedies under the Term Loan Documents. Borrower’s obligation to reimburse Lender under this Section shall include payment of interest on all amounts expended by Lender from the date of expenditure at the rate of interest applicable to principal under the Note.

6.6           No Third Party Beneficiaries.   The Term Loan Documents are entered into for the sole protection and benefit of the Lender, Borrower and Guarantors, as applicable, and their respective permitted successors and assigns.  No other Person shall have any rights or causes of action under the Term Loan Documents.

6.7           Documents.   The form and substance of all documents and instruments which Borrower is required to deliver to the Lender under this Agreement shall be subject to the Lender's approval, acting reasonably.

6.8           Notices.   All notices and demands by the Lender to Borrower under this Agreement shall be in writing and shall be effective on the earliest of (a) personal delivery to Borrower; (b) two (2) days after deposit in first class or certified United States mail, postage prepaid, addressed to Borrower at the address set forth in the Loan Schedule; and (c) one (1) business day after deposit with a reputable overnight delivery service, delivery charges prepaid, addressed to Borrower at the address set forth in the Loan Schedule.  All notices and demands by Borrower to the Lender under this Agreement shall be in writing and shall be effective on actual receipt by the Lender at the Lender's address shown in the Loan Schedule; provided, however, that non-receipt of any such notice or demand by the Lender as a result of the Lender's refusal to accept delivery or the Lender's failure to notify Borrower of the Lender's change of address shall be deemed to constitute receipt by the Lender.  The addresses specified in the Loan Schedule may be changed by notice given in accordance with this Section.  If Borrower consists of more than one Person, service of any notice on any one of such Persons by the Lender shall be effective service on Borrower for all purposes.

6.9           Severability; No Offsets.   If any provision of the Term Loan Documents shall be held by any court of competent jurisdiction to be unlawful, voidable, void, or unenforceable for any reason, such provision shall be deemed to be severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Term Loan Documents.  No Obligations shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against the Lender.  To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

6.10           Interpretation.   Whenever the context of this Agreement reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa.  The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.  For purposes of this Agreement, (a) the term "including" shall be deemed to mean "including without limitation"; (b) the term "document" shall be deemed to include all written contracts, commitments, agreements, and instruments; and (c) the term “discretion,” when applied to any determination, consent, or approval right by the Lender, shall be deemed to mean the Lender’s sole but good faith business judgment.

6.11           Time of the Essence.   Time is of the essence in the performance of each provision of the Term Loan Documents by Borrower.

6.12           Amendments.   The Term Loan Documents (excluding the Guaranties) may be modified only by a written agreement signed by Borrower and the Lender.  Notwithstanding the foregoing or any other terms in this Agreement, the Note or other Term Loan Documents, the Term Loan may be renewed or the Maturity Date extended repeatedly and/or for any length of time by written notice from Lender to Borrower, which notice need not to be executed by Borrower.

6.13           Counterparts.   This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

6.14           Entire Agreement.   The Term Loan Documents contain the entire agreement concerning the subject matter of the Term Loan Documents and supersede all prior and contemporaneous negotiations, agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, by and among the Lender, Borrower and Guarantors concerning the Term Loan which is the subject matter of the Term Loan Documents.

6.15           No Waiver by Lender.   No waiver by the Lender of any of its rights or remedies in connection with the Obligations or of any of the terms or conditions of the Term Loan Documents shall be effective unless such waiver is in writing and signed by the Lender.

6.16           Cumulative Remedies.   No right or remedy of the Lender under this Agreement or the other Term Loan Documents shall be exclusive of any other right or remedy under the Term Loan Documents or to which the Lender may be entitled.  The Lender's rights and remedies under the Term Loan Documents are cumulative and in addition to all other rights and remedies which the Lender may have under any other document with Borrower and under applicable law.

6.17           Joint and Several Liability.   Each Person signing this Agreement as Borrower shall be jointly and severally liable to the Lender for the performance of Borrower's Obligations under the Term Loan Documents.  If Borrower consists of more than one Person, the occurrence of any Default or Event of Default with respect to any one or more of such Persons shall constitute a Default or Event of Default, as applicable, and (in the case of an Event of Default) entitle the Lender to exercise its rights and remedies under Section 4.2 above.  Each Borrower who is a married person agrees that the Lender shall have the right to recourse against his or her community property and separate property for any or all Obligations to the fullest extent permitted by law.

6.18           Assignment.   The Term Loan Documents shall be binding on Borrower’s and Lender’s successors and assigns. Neither party shall assign, encumber, or otherwise transfer any or all of their rights under the Term Loan Documents, whether voluntarily, involuntarily, or by operation of law, without the other party's prior written consent, which consent may be withheld in such party's reasonable discretion; provided that the Lender may assign, in whole or in part, all of its right, title and interest in and to this Agreement or any Term Loan Documents at any time without the consent of the Borrower (i) in connection with a sale of the loan to a Qualified Assignee and (ii) in connection with the sale to or merger of Lender with another company or organization.  Borrower acknowledges and agrees that the Lender's agreement to make the Term Loan to Borrower and enter into the Term Loan Documents is based in material part on the Lender's reliance on Borrower's particular financial condition, credit history, character, experience, ability, skill, and reputation, as represented by Borrower to the Lender.

6.19           Waivers.   Borrower waives presentment, demand for payment, protest, notice of demand, dishonor, protest and non-payment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Term Loan Documents.  Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any or all of the Term Loan Documents to the fullest extent permitted by law.  Borrower waives all rights, remedies, and benefits under California Civil Code Section 2822(a).  Without limiting the generality of the immediately preceding sentence, in the event of Borrower’s payment in partial satisfaction of any or all of the Obligations, Lender shall have the sole and exclusive right and authority to designate the portion of the Obligations that is to be satisfied.  Borrower and all Persons holding a lien of any kind affecting all or part of the Collateral who have actual or constructive notice of this Agreement waive (a) all rights to require marshalling of assets or liens in the event of Lender's exercise of any of its rights and remedies under the Term Loan Documents; and (b) all rights to require Lender to exercise any other right or power or to pursue any other remedy which Lender may have under any document or applicable law before exercising any other such right, power, or remedy.

6.20           Applicable Law; Jurisdiction.   The Term Loan Documents shall be governed by and construed in accordance with the laws of the State of California.  Borrower agrees that the courts of the State of California and Federal District Courts located in San Francisco County, California, shall have exclusive jurisdiction and venue of any action or proceeding directly or indirectly arising out of or related to the negotiation, execution, delivery, performance, breach, enforcement or interpretation of this Agreement and all of the other Term Loan Documents or any of the transactions contemplated by or related to any or all of the Term Loan Documents, regardless of whether or not any claim, counterclaim or defense in any such action or proceeding is characterized as arising out of fraud, negligence, intentional misconduct, breach of contract or fiduciary duty, or violation of any Governmental Requirements.  Borrower irrevocably consents to the personal jurisdiction of such courts, to such venue, and to the service of process in the manner provided for the giving of notices in this Agreement.  Borrower waives all objections to such jurisdiction and venue, including all objections that are based upon inconvenience or the nature of the forum.

6.21           Waiver of Right to Jury Trial.   Borrower irrevocably waives all rights to a jury trial in any action, suit, proceeding or counterclaim of any kind directly or indirectly arising out of or in any way relating to the Term Loan, this Agreement or any other Term Loan Document, any or all of the Collateral securing the Obligations, or any of the transactions which are contemplated by the Term Loan Documents.  The jury trial waiver contained in this section is intended to apply, to the fullest extent permitted by law, to any and all disputes and controversies that arise out of or in any way related to any or all of the matters described in the immediately preceding sentence, including without limitation contract claims, tort claims, and all other common law and statutory claims of any kind.  This Agreement may be filed with any court of competent jurisdiction as borrower’s written consent to borrower’s waiver of a jury trial.

6.22           Borrower Acknowledgement.   Borrower acknowledges and agrees that (1) Borrower has carefully read and understands all of the terms of the Term Loan Documents; (2) Borrower has executed the Term Loan Documents freely and voluntarily, after having consulted with Borrower’s independent legal counsel and after having had all of the terms of the Term Loan Documents explained to it by its independent legal counsel or after having had a full and adequate opportunity to consult with Borrower’s independent legal counsel; (3) the waivers contained in the Term Loan Documents are reasonable, not contrary to public policy or law, and have been intentionally, intelligently, knowingly, and voluntarily agreed to by Borrower; (4) the waivers contained in the Term Loan Documents have been agreed to by Borrower with full knowledge of their significance and consequences, including full knowledge of the specific nature of any rights or defenses which Borrower has agreed to waive pursuant to the Term Loan Documents; (5) Borrower has had a full and adequate opportunity to negotiate the terms contained in the Term Loan Documents; (6) Borrower is experienced in and familiar with loan transactions of the type evidenced by the Term Loan Documents; and (7) the waivers contained in the Term Loan Documents are material inducements to the Lender’s extension of credit to Borrower, and the Lender has relied on such waivers in making the Term Loan to Borrower and will continue to rely on such waivers in any related future dealings with Borrower.  The waivers contained in the Term Loan Documents shall apply to all subsequent extensions, renewals, modifications, and replacements of the Term Loan Documents.

6.23           Successors.   Subject to the restrictions contained in the Term Loan Documents, the Term Loan Documents shall be binding upon and inure to the benefit of the Lender and Borrower and their respective permitted successors and assigns.

Dated:  April 1, 2015

Borrower:		Lender:

Greenhill & Co., Inc.,		First Republic Bank
a Delaware corporation

By:	/s/ Harold J. Rodriguez, Jr.	By:	/s/ Rose C. Stewart
Name:	Harold J. Rodriguez, Jr.	Name:	Rose C. Stewart
Title:	Treasurer	Title:	Director
Manager Commerical Loan Operations

Exhibit A

LOAN SCHEDULE

This Loan Schedule is an integral part of the Loan Agreement (Term Loan) (the "Agreement"), dated April 1, 2015 between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Loan Schedule is attached:

1.	Borrower: Borrower represents that its name, address and trade name are as follows:

1.1           Name:                                   Greenhill & Co., Inc.

1.2           Trade Name or DBA:         None

1.3           Notice Address:                 Greenhill & Co. Inc.
300 Park Ave.
New York, NY 10022

2.	Guarantors: None.

3.	Lender's Notice Address: First Republic Bank
111 Pine Street
San Francisco, California  94111
Attention:  Manager, Commercial Loan Operations

4.	Term Loan Fee: Borrower hereby agrees to pay to Lender the following fees at the times specified.

4.1           Term Loan Fee:

4.2           Other Fees:  Any other fees payable concurrently herewith and detailed on the Loan Disbursement Instructions.

5.	Nature of the Term Loan. The Term Loans hereunder are each a Term Loan.

6.	Account Authorizations.

6.1           Automatic Payment Authorization.  Borrower authorizes the Lender to make automatic deductions (“Auto Debit”) from the following deposit account (the “Account”) maintained by Borrower at Lender’s offices in order to pay, when and as due, all installment payments of interest, and/or principal, renewal, modification or other fees or payments (a “Payment”) that Borrower is required or obligated to pay Lender under the Note:

Account No:

Without limiting any of the terms of the Term Loan Documents, Borrower acknowledges and agrees that if Borrower defaults in its obligation to make a Payment because the collected funds in the Account are insufficient to make such Payment in full on the date that such Payment is due, then Borrower shall be responsible for all late payment charges and other consequences of such default by Borrower under the terms of the Term Loan Documents.

6.2           Revocation of Authorization.  Subject to the Section 6.3 below, this authorization shall continue in full force and effect until the date which is five (5) Business Days after the date on which Lender actually receives written notice from Borrower expressly revoking the authority granted to the Lender to charge the Account for Payments or elects to discontinue making Auto Debits into the Account in connection with the Term Loan.  No such revocation by Borrower shall in any way release Borrower from or otherwise affect Borrower's obligations under the Term Loan Documents, including Borrower’s obligations to continue to make all Payments required under the terms of the Note.

6.3           Termination by Lender.  The Lender, at its option and in its discretion, reserves the right to terminate the arrangement for Auto Debit from the Account pursuant to this Section at any time effective upon written notice of such election (a “Termination Notice”) given by Lender to Borrower.  Without limiting the generality of the immediately preceding sentence, the Lender may elect to give a Termination Notice to Borrower if Borrower fails to comply with any of the Lender’s rules, regulations, or policies relating to the Account, including requirements regarding minimum balance, service charges, overdrafts, insufficient funds, uncollected funds, returned items, and limitations on withdrawals.

6.4           Increase in Interest Rate Upon Termination of Auto Debit.  The date on which the arrangement for Auto Debit for the Account terminates (whether as a result of Borrower’s revocation of such arrangement or any Termination Notice given by the Lender) is referred to as the “Auto Debit Termination Date”.  Borrower acknowledges and agrees that the Lender would not have been willing to make the Term Loan at the interest rate or interest rates contained in the Note in the absence of the arrangement for Auto Debit from the Account pursuant to this authorization.  Therefore, effective on the first due date of a Payment following the termination of Auto Debit, Lender, at its option and in its discretion, shall have the right to increase the interest rate on the outstanding principal balance of the Note to a rate which is equal to one-half of one percent (0.50%) per annum (the “Percentage Rate Increase”) above the otherwise applicable interest rate under the terms of the Note.  If the Note provides for amortized monthly payments of principal and interest, then the amount of such monthly payments shall be increased by the Lender based on a reamortization schedule prepared by the Lender using the increased interest rate and the then remaining number of months in the original amortization period that was used by the Lender to calculate the original monthly payment amount.  Such new monthly payments shall be payable commencing on the first Payment due date following the date of the interest rate increase.

Exhibit B

COVENANTS

This Exhibit B is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit B is attached:

1.           Financial Covenants.

1.1           Minimum Tangible Net Worth.  Borrower shall maintain at all times a Tangible Net Worth of the Borrower on a consolidated basis of not less than Thirty Five Million and 00/100 Dollars ($35,000,000.00) through the fiscal period ending December 31, 2015 and Fifty Million and 00/100 Dollars ($50,000,000.00) thereafter, measured as of the last day of each of Borrower’s quarter end.

For the purpose of this financial covenant, "Tangible Net Worth" is defined as the excess of total assets over total liabilities determined in accordance with United States generally accepted accounting principles,  with the following adjustments: (A) there shall be excluded from assets (i) notes, accounts receivable and other obligations owing to the Borrower from its officers, members, partners or Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in this instrument evidencing the indebtedness which is acceptable to Lender in its discretion.

1.2           No Additional Indebtedness.  Without prior written consent of the Lender, Borrower shall not directly or indirectly incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Term Loan), (ii) other borrowing from the Lender , and  (iii) unsecured debt incurred in the normal course of business.

1.3           Debt Service Coverage Ratio.  Borrower shall maintain a Debt Service Coverage Ratio of the Borrower on a consolidated basis of not less than 1.50:1 which shall be measured quarterly as of the last day of the fiscal quarter on a 4-quarter rolling basis.

For purposes of this Section, the term “Debt Service Coverage Ratio” is defined as a ratio of EBITDA plus any non-cash expense related to restricted stock units granted to employees, less any dividends paid, to the sum of interest expense of the Term Loans and the Revolver Loan for the prior 12 months and total principal due under the Term Loan within the following 12 months. EBITDA shall mean “Net income before Interest, Taxes, Depreciation and, Amortization”

1.4           Deposit Accounts. At all times, the following entities shall maintain deposit accounts with Lender into which will be deposited all proceeds of Lender’s Collateral subject to the provisions of one or more Security Agreements:  Greenhill Capital Partners, LLC and Greenhill & Co., LLC.

2.	Reporting Covenants.

2.1           Financial Statements.  Borrower shall deliver to Lender annual consolidating company-prepared financial statements, including balance sheet and income statements, within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, which financial statements shall be certified by Borrower’s chief financial officer or another officer or representative acceptable to Lender.

2.2           Accounts Receivable Aging Statement. Borrower shall deliver to Lender quarterly accounts receivable aging statements, in form and content reasonably acceptable to Lender, within forty-five (45) days after the end of each quarter certified by Borrower’s chief financial officer or another officer or representative of Borrower acceptable to Lender.

2.3           SEC Filings (10-K).  Within ten (10) days of filing, Borrower shall deliver copies of CPA audited SEC filings (10-K) annual financial statements.

2.4           SEC Filings (10-Q).  Within ten (10) days of filing, Borrower shall deliver copies of company prepared SEC filings (10-Q) quarterly financial statements. Quarterly SEC filings (10-Q) to be delivered for the first three (3) fiscal quarters.

3.	Additional Covenants.

3.1           Not Applicable.